Exhibit 16.1 Form 8-K

October 7, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Gentleman

We have read the statements made by Robocom Systems International Inc., (the “Company”) pursuant to Item 4.01(a) of Form 8-K, as part of the Form 8-K to be filed by the Company on or about October 7, 2009 (copy attached). We agree with the statements concerning our firm contained in the first sentence in the first paragraph and the second, third and fifth paragraphs under Item 4.01(a) of such Form 8-K. We have no basis to agree or disagree with the Company’s other comments in the Form 8-K.

Very truly yours,
/s/ Eisner &Lubin LLP
Eisner &Lubin LLP

JR:jj
Encloseure

Expertise & Leadership
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